Contact Information: Investor Relations 941-556-2601 investor-relations@ropertech.com	Roper Technologies, Inc.

Roper Technologies Announces Record Second Quarter Results
and Increases Full Year Guidance

Sarasota, Florida, July 23, 2021 ... Roper Technologies, Inc. (NYSE: ROP), a leading diversified technology company, reported financial results for the second quarter ended June 30, 2021.

Second quarter GAAP and adjusted revenue increased 22% to $1.59 billion, while organic revenue increased 7%. GAAP and adjusted gross margin were 65.1%, expanding 40 basis points. GAAP diluted earnings per share (“DEPS”) was $2.69, a 29% increase, and adjusted DEPS was $3.76, a 28% increase.

EBITDA increased 26% to $579 million and EBITDA margin expanded 110 basis points to 36.4%. GAAP operating cash flow was $426 million. Adjusted free cash flow increased 30% to $409 million.

“Our businesses delivered excellent results in the second quarter, with 22% revenue growth, 26% EBITDA growth, and continued strong cash conversion,” said Neil Hunn, Roper’s President and CEO. “Organic revenue grew 7% with broad-based contributions from each of our four segments, including strong organic growth across our portfolio of software businesses. Our solid cash flow performance allowed us to reduce debt by approximately $375 million in the second quarter, bringing our total leverage reduction to $1.4 billion since completing our 2020 acquisitions."

"Our outstanding first half performance was driven by accelerating recurring revenue growth, broadly improving end-market conditions, and ongoing benefits from the enhanced quality of our portfolio. Given the positive momentum across our businesses, we are increasing our full year 2021 guidance and expect double-digit organic revenue growth for the second half of the year," concluded Mr. Hunn.

Increasing 2021 Guidance

The Company now expects full year adjusted DEPS of $15.00 - $15.20, compared to previous guidance of $14.75 - $15.00.

For the third quarter of 2021, the Company expects adjusted DEPS of $3.80 - $3.84.

The Company’s guidance excludes the impact of unannounced future acquisitions or divestitures.

Conference Call to be Held at 8:00 AM (ET) Today

A conference call to discuss these results has been scheduled for 8:00 AM ET on Friday, July 23, 2021. The call can be accessed via webcast or by dialing +1 844-750-4898 (US/Canada) or +1 412-317-5294 and referencing Roper Technologies. Webcast information and conference call materials will be made available in the Investors section of Roper’s website (www.ropertech.com) prior to the start of the call. The webcast can also be accessed directly by using the following URL https://event.webcast. Telephonic replays will be available for up to two weeks and can be accessed by dialing +1 412-317-0088 with access code 10157699.

Use of Non-GAAP Financial Information

The Company supplements its consolidated financial statements presented on a GAAP basis with certain non-GAAP financial information to provide investors with greater insight, increase transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial schedules or tables. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP, and the financial results prepared in accordance with GAAP and reconciliations from these results should be carefully evaluated.

Table 1: Adjusted Revenue, Gross Profit and EBITDA Reconciliation ($M)

	Q2 2020	Q2 2021		V %
Adjusted Revenue Reconciliation
GAAP Revenue	$1,305	$1,588		22%
Purchase accounting adjustment to acquired deferred revenue	1	—
Adjusted Revenue	$1,306	$1,588		22%

Components of Adjusted Revenue Growth
Organic				7%
Acquisitions/Divestitures				12%
Foreign Exchange				2%
Rounding				1%
Total Adjusted Revenue Growth				22%

Adjusted Gross Profit Reconciliation
GAAP Gross Profit	$844	$1,034
Purchase accounting adjustment to acquired deferred revenue	1	—
Adjusted Gross Profit	$845	$1,034		22%

GAAP Gross Margin	64.7%	65.1%		+40 bps
Adjusted Gross Margin	64.7%	65.1%		+40 bps

Adjusted EBITDA Reconciliation
GAAP Net Earnings	$219	$286
Taxes	65	73
Interest Expense	47	60
Depreciation	12	14
Amortization	101	147
EBITDA	$445	$580		30%

Purchase accounting adjustment to acquired deferred revenue and commission expense	1	(1)	A
Restructuring charge associated with certain Process Technologies businesses	14	—
Transaction-related expenses for completed acquisitions	1	—
Adjusted EBITDA	$461	$579		26%
% of Adjusted Revenue	35.3%	36.4%		+110 bps

Table 2: Adjusted DEPS Reconciliation B

	Q2 2020	Q2 2021		V %
GAAP DEPS	$2.08	$2.69		29%
Purchase accounting adjustment to acquired deferred revenue and commission expense	0.01	(0.01)	A
Restructuring charge associated with certain Process Technologies businesses	0.10	—
Transaction-related expenses for completed acquisitions	0.01	—
Amortization of acquisition-related intangible assets C	0.75	1.08
Rounding	(0.01)	—
Adjusted DEPS	$2.94	$3.76		28%

Table 3: Adjusted Cash Flow Reconciliation ($M)

	Q2 2020	Q2 2021	V %
Operating Cash Flow	$449	$426	(5)%
Deferred tax payments from Q2 to Q3 2020	(124)	—
Adjusted Operating Cash Flow	325	426	31%
Capital Expenditures	(8)	(8)
Capitalized Software Expenditures	(3)	(8)
Adjusted Free Cash Flow	$315	$409	30%

Table 4: Forecasted Adjusted DEPS Reconciliation B

	Q3 2021		FY 2021
	Low End	High End	Low End	High End
GAAP DEPS	$2.74	$2.78	$10.95	$11.15
Purchase accounting adjustment to acquired deferred revenue and commission expense A	(0.01)	(0.01)	(0.04)	(0.04)
Amortization of acquisition-related intangible assets C	1.07	1.07	4.30	4.30
Gain on sale related to minority investment in Sedaru	—	—	(0.21)	(0.21)
Adjusted DEPS	$3.80	$3.84	$15.00	$15.20

A.	2021 actual results and forecast of estimated acquisition-related fair value adjustments to deferred revenue and commission expense related to the acquisition of Vertafore as shown below ($M except per share data).
		Q2 2020A	Q2 2021A	Q3 2021E	FY 2021E
	Pretax	$1	$(1)	$(1)	$(5)
	After-tax	$1	$(1)	$(1)	$(4)
	Per Share	$0.01	$(0.01)	$(0.01)	$(0.04)

B.	All 2020 and 2021 adjustments taxed at 21%.

C.	Actual results and forecast of estimated amortization of acquisition-related intangible assets as shown below ($M, except per share data).
		Q2 2020A	Q2 2021A	Q3 2021E	FY 2021E
	Pretax	$100	$145	$145	$580
	After-tax	$79	$115	$114	$458
	Per share	$0.75	$1.08	$1.07	$4.30

Note: Numbers may not foot due to rounding.

About Roper Technologies

Roper Technologies is a constituent of the S&P 500, Fortune 500, and the Russell 1000 indices. Roper operates businesses that design and develop software (both license and software-as-a-service) and engineered products and solutions for a variety of niche end markets. Additional information about Roper is available on the Company’s website at www.ropertech.com.

The information provided in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements may include, among others, statements regarding operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to be integrated and contribute to future growth, profit and cash flow expectations. Forward-looking statements may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes," "intends" and similar words and phrases. These statements reflect management's current beliefs and are not guarantees of future performance. They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. Such risks and uncertainties include any ongoing impacts of the COVID-19 pandemic on our business, operations, financial results and liquidity, which will depend on numerous evolving factors which we cannot accurately predict or assess, including: the duration and scope of the pandemic, new variants of the virus and the distribution and efficacy of vaccines; any negative impact on global and regional markets, economies and economic activity; actions governments, businesses and individuals take in response to the pandemic; the effects of the pandemic, including all of the foregoing, on our customers, suppliers, and business partners, and how quickly economies and demand for our products and services recover after the pandemic subsides. Such risks and uncertainties also include our ability to identify and complete acquisitions consistent with our business strategies, integrate acquisitions that have been completed, realize expected benefits and synergies from, and manage other risks associated with, the newly acquired businesses. We also face other general risks, including our ability to realize cost savings from our operating initiatives, general economic conditions and the conditions of the specific markets in which we operate, changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, cybersecurity and data privacy risks, including litigation resulting therefrom, risks related to political instability, armed hostilities, incidents of terrorism, public health crises (such as the COVID-19 pandemic) or natural disasters, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with litigation, including asbestos related litigation, potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products. Important risks may be discussed in current and subsequent filings with the SEC. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

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Roper Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Amounts in millions)

	June 30, 2021	December 31, 2020
ASSETS:

Cash and cash equivalents	$337.8	$308.3
Accounts receivable, net	804.2	863.0
Inventories, net	212.7	198.4
Income taxes receivable	28.0	21.9
Unbilled receivables	275.3	241.7
Other current assets	138.7	119.0
Total current assets	1,796.7	1,752.3

Property, plant and equipment, net	125.3	140.6
Goodwill	14,430.0	14,395.2
Other intangible assets, net	6,936.8	7,206.9
Deferred taxes	104.3	104.0
Other assets	440.6	425.8
Total assets	$23,833.7	$24,024.8

LIABILITIES AND STOCKHOLDERS' EQUITY:

Accounts payable	$209.6	$177.8
Accrued compensation	283.4	286.1
Deferred revenue	1,010.6	994.6
Other accrued liabilities	444.6	457.0
Income taxes payable	52.5	26.9
Current portion of long-term debt, net	502.4	502.0
Total current liabilities	2,503.1	2,444.4

Long-term debt, net of current portion	8,199.5	9,064.5
Deferred taxes	1,550.6	1,562.5
Other liabilities	491.3	473.6
Total liabilities	12,744.5	13,545.0

Common stock	1.1	1.1
Additional paid-in capital	2,217.9	2,097.5
Retained earnings	9,003.1	8,546.2
Accumulated other comprehensive loss	(115.1)	(147.0)
Treasury stock	(17.8)	(18.0)
Total stockholders' equity	11,089.2	10,479.8

Total liabilities and stockholders' equity	$23,833.7	$24,024.8

Roper Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (unaudited)
(Amounts in millions, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Net revenues	$1,587.6	$1,305.0	$3,116.2	$2,655.7
Cost of sales	553.5	461.3	1,088.3	955.2
Gross profit	1,034.1	843.7	2,027.9	1,700.5

Selling, general and administrative expenses	616.1	510.1	1,209.4	1,017.7
Income from operations	418.0	333.6	818.5	682.8

Interest expense, net	59.5	47.5	120.1	92.9
Other income (expense), net	0.9	(2.0)	27.9	(1.2)

Earnings before income taxes	359.4	284.1	726.3	588.7

Income taxes	73.1	64.9	151.0	129.2

Net earnings	$286.3	$219.2	$575.3	$459.5

Net earnings per share:
Basic	$2.72	$2.10	$5.47	$4.40
Diluted	$2.69	$2.08	$5.42	$4.36

Weighted average common shares outstanding:
Basic	105.3	104.5	105.1	104.4
Diluted	106.4	105.5	106.2	105.4

Roper Technologies, Inc. and Subsidiaries
Selected Segment Financial Data (unaudited)
(Amounts in millions; percentages of net revenues)

	Three Months Ended June 30,				Six Months Ended June 30,
	2021		2020		2021		2020
	Amount	%	Amount	%	Amount	%	Amount	%
Net revenues:
Application Software	$591.6		$398.4		$1,168.2		$803.5
Network Software & Systems	458.7		422.0		898.9		860.2
Measurement & Analytical Solutions	397.0		363.9		778.0		729.1
Process Technologies	140.3		120.7		271.1		262.9
Total	$1,587.6		$1,305.0		$3,116.2		$2,655.7

Gross profit:
Application Software	$409.3	69.2%	$273.8	68.7%	$808.0	69.2%	$544.2	67.7%
Network Software & Systems	318.8	69.5%	284.8	67.5%	618.2	68.8%	578.0	67.2%
Measurement & Analytical Solutions	230.4	58.0%	221.5	60.9%	455.1	58.5%	436.1	59.8%
Process Technologies	75.6	53.9%	63.6	52.7%	146.6	54.1%	142.2	54.1%
Total	$1,034.1	65.1%	$843.7	64.7%	$2,027.9	65.1%	$1,700.5	64.0%

Operating profit*:
Application Software	$154.2	26.1%	$113.4	28.5%	$307.9	26.4%	$211.0	26.3%
Network Software & Systems	150.5	32.8%	130.6	30.9%	286.0	31.8%	269.3	31.3%
Measurement & Analytical Solutions	124.0	31.2%	123.0	33.8%	248.1	31.9%	237.0	32.5%
Process Technologies	43.9	31.3%	16.9	14.0%	82.2	30.3%	60.2	22.9%
Total	$472.6	29.8%	$383.9	29.4%	$924.2	29.7%	$777.5	29.3%

*Segment operating profit is before unallocated corporate general and administrative expenses. These expenses were $54.6 and $50.3 for the three months ended June 30, 2021 and 2020, respectively, and $105.7 and $94.7 for the six months ended June 30, 2021 and 2020, respectively.

Roper Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(Amounts in millions)

	Six months ended June 30,
	2021	2020
Cash flows from operating activities:
Net earnings	$575.3	$459.5
Adjustments to reconcile net earnings to cash flows from operating activities:
Depreciation and amortization of property, plant and equipment	29.2	25.1
Amortization of intangible assets	293.2	203.0
Amortization of deferred financing costs	6.8	4.3
Non-cash stock compensation	69.3	58.2
Gain on sale of assets, net of tax	(21.6)	—
Income tax provision, excluding tax associated with gain on sale of assets	145.5	129.2
Changes in operating assets and liabilities, net of acquired businesses:
Accounts receivable	60.7	49.6
Unbilled receivables	(29.4)	(42.3)
Inventories	(14.7)	(19.1)
Accounts payable and accrued liabilities	17.5	18.8
Deferred revenue	40.2	(4.3)
Cash tax paid for gain on disposal of businesses	—	(10.0)
Cash income taxes paid	(151.3)	(52.5)
Other, net	(35.6)	(6.5)
Cash provided by operating activities	985.1	813.0

Cash flows from (used in) investing activities:
Acquisitions of businesses, net of cash acquired	(15.5)	(153.0)
Capital expenditures	(17.2)	(15.5)
Capitalized software expenditures	(15.3)	(5.2)
Proceeds used in disposal of businesses	(0.1)	(3.8)
Proceeds from sale of assets	27.1	—
Other, net	(1.2)	—
Cash used in investing activities	(22.2)	(177.5)

Cash flows from (used in) financing activities:
Proceeds from senior notes	—	600.0
Borrowings (payments) under revolving line of credit, net	(870.0)	—
Debt issuance costs	—	(12.0)
Cash dividends to stockholders	(117.8)	(106.6)
Proceeds from stock-based compensation, net	45.2	47.7
Treasury stock sales	8.2	4.5
Other	(0.2)	(0.7)
Cash flows provided by (used in) financing activities	(934.6)	532.9

Effect of foreign currency exchange rate changes on cash	1.2	(7.3)

Net increase in cash and cash equivalents	29.5	1,161.1

Cash and cash equivalents, beginning of period	308.3	709.7

Cash and cash equivalents, end of period	$337.8	$1,870.8